Item 27. Exhibit (h) i. c. 2.

AMENDMENT NO. 4 TO THE SERVICES AGREEMENT
AMONG MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
MML DISTRIBUTORS, LLC, MML INVESTORS SERVICES, LLC,
MML STRATEGIC DISTRIBUTORS, LLC AND IVY DISTRIBUTORS, INC.

THIS AMENDMENT, made and entered into as of the 20th day of October, 2021, amends the Services Agreement entered into as of the 25h day of October, 2012, as amended (the “Agreement”) by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”), MML DISTRIBUTORS, LLC (“MMLD”), MML INVESTOR SERVICES, LLC (“MMLIS”), MML STRATEGIC DISTRIBUTORS, LLC (“MSD”), and IVY DISTRIBUTORS, INC. (“IDI).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Insurance Company” shall be deemed to include C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 20th day of October 2021.

Massachusetts Mutual Life Insurance Company.		MML Strategic Distributors, LLC
By:	/s/ Michael S. Dunn	By:	/s/ Matthew Digangi
Name:	Michael S. Dunn	Name:	Matthew Digangi
Title:	Head of Institutional Insurance	Title:	President

C.M. Life Insurance Company.
By:	/s/ Michael S. Dunn	By:	/s/ Paul LaPiana
Name:	Michael S. Dunn	Name:	Paul LaPiana
Title:	Vice President	Title:	President

MML Investors Services, LLC		Ivy Distributors, Inc.
By:	/s/ Wendy Benson	By:	/s/ David Brenner
Name:	Wendy Benson	Name:	David Brenner
Title:	President	Title:	Vice President